EXHIBIT 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated September 19, 2011, made by and among Vanity Events Holding, Inc., a Delaware corporation (the “Company”), Shawn Knapp (the “Pledgor”), IIG Management LLC (the “April 2011 Pledgee”) and Greystone Capital Partners LLC  (the “May 2011 Pledgee” and together with the April 2011 Pledgee, collectively the “Pledgees”).  The Company, the Pledgor and the Pledgees are collectively referred to herein as the “Parties”.

WHEREAS, Company, Pledgor, the April 2011 Pledgee and the May 2011 Pledgee  are parties to that certain amended and restated stock pledge agreement, dated May 10, 2011 (the “Existing Agreement”).

WHEREAS, the parties would like to terminate the Existing Agreement, effective as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.        Termination.  The Existing Agreement and any and all obligations of any party arising from such Existing Agreement, shall, in all respects, be deemed to be null and void and of no further force and effect as of September 19, 2011 (the “Effective Date”).  Furthermore, on and after the Effective Date, no party to the Existing Agreement shall have any further obligations of any nature whatsoever with respect to the other Parties pursuant to or arising from the Existing Agreement.

2.        Mutual Release.  Each of the parties (and their past, present and future officers, directors, employees, servants, agents, representatives, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) hereby release each of the other parties (and their past, present and future officers, directors, employees, servants, agents, representatives, attorneys, successors, predecessors, divisions, subsidiaries, parents, affiliates, business units, and assigns of each of them) from any and all claims, demands, damages, actions, causes of action or suits at law or in equity of whatever kind or nature, liabilities, verdicts, debts, judgments, liens and injuries, whether based upon the Existing Agreement or any other legal or equitable theory of recovery, known or unknown, past, present or future, suspected to exist or not suspected to exist, anticipated or not anticipated, which have arisen or are now arising or hereafter may arise, whether presently asserted or not, in connection with or relating to the Existing Agreement (including, but not limited to, the performance rendered or not rendered thereunder).

3.        Confidentiality. This Agreement is made on a confidential basis and the Parties agree to keep the substance, terms and conditions hereof as well as all information obtained in connection herewith or therewith confidential and not to directly or indirectly disclose such substance, terms and conditions, or such information, to any other person or entity not a party to this Agreement except as otherwise required by law.  Any claims that any party believes it has against another party will also remain confidential.  All Parties agree not to disparage or otherwise make unfavorable remarks regarding any other party to this Agreement

4.        Entire Agreement.  This Termination Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

5.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

6.        Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

7.        Governing Law.  This Agreement shall be interpreted and the rights and liabilities of the Parties determined in accordance with the laws of the State of New York, excluding its conflict of laws rules.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PLEDGOR:

/s/ Shawn Knapp
Shawn Knapp
Title

PLEDGEES:

IIG MANAGEMENT LLC

/s/ Norman Nepo
Name: Norman Nepo
Title: Managing Member

GREYSTONE CAPITAL PARTNERS LLC

/s/ Bryan Collins
Name: Bryan Collins
Title: Managing Member

COMPANY:

VANITY EVENTS HOLDING, INC.

By:	/s/ Lloyd Lapidus
Name: Lloyd Lapidus
Title: Interim Chief Executive Officer

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